EXHIBIT 15

                                 ACKNOWLEDGMENT

Board of Directors and Shareholders
Provident Companies, Inc.

We are aware of the incorporation by reference in the Post Effective Amendment No. 1 on Registration Statement (Form S-8) to the Registration Statement (Form S-4 No. 333-79781) of Provident Companies, Inc. of our report dated May 12, 1999 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc. that are included in its Form 10-Q/A for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                               /s/ ERNST & YOUNG LLP
                                               ERNST & YOUNG LLP



Chattanooga, Tennessee
June 30, 1999